UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SL GREEN REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 28, 2014

Ms. Kathryn Cohen

ISS Proxy Advisory Services

702 King Farm Boulevard, Suite 400

Rockville, MD 20850

Re:  ISS Review of SL Green 2014 Proxy

Dear Ms. Cohen:

We have reviewed the proxy alert issued by ISS on May 27, 2014 regarding SL Green Realty Corp., and find it lacking in several respects.

In the Alert, we noted that ISS corrected its prior mischaracterization of the performance criteria associated with the performance-based equity awards under the new employment agreements with Messrs. Holliday and Mathias. However, ISS continues to mischaracterize the equity awards provided for under the new employment agreements as “guaranteed”, which we  believe results from a fundamental misunderstanding of the structure of these agreements. We were also very disappointed in ISS’s delay in correcting its original report until 2 days before our 2014 annual meeting, which will not give investors enough time to digest this information.

Employment agreements do NOT provide for guaranteed equity awards

The new employment agreements that we entered into with Messrs. Holliday and Mathias effectively provide for the Company to make a performance-based equity award for 60% of the total award and a time-based equity award for 40% of the total.  As part of the agreements ,Messrs. Holliday and Mathias agreed that instead of granting the award in full at the beginning of the new contract, the Company could grant the award in three equal tranches on the 1st, 2nd and 3rd anniversaries of the effective date of the agreements subject to achievement of performance-based criteria for a significant portion of the award, as well as continued employment in all instances.  In addition, the restrictions associated with these awards extend beyond this 3-year vesting period as a result of the additional 2-year no-sell limitations following each grant date.  As a result, for the first tranche, the no sell results in an award that has a 3 year restricted period from each agreement’s effective date, for the second tranche, the no-sell results in an award that has a 4-year restricted period from the agreement’s effective date, and for the third tranche, the no-sell results in an award that has a 5-year restricted period from the agreement’s effective date.

There is no concept of a “guaranty”.  The agreements merely provide that as is the case with any other obligation, if  the Company doesn’t make the required grants within the required time frames, the executive could terminate his employment with “Good Reason”.  The executives agreed to this structure in order to most accurately disclose the executive compensation in each year.  Had the Company used the structure from past agreements, there would have been an uneven presentation of compensation that would have made it more difficult for investors to accurately compare annual compensation from year to year, which therefore would have been less helpful to the investment community. We believe that you have misunderstood this structure and, as a result, mischaracterized these employment agreements as providing for “guaranteed equity awards” or “guaranteed award opportunities.”

Based upon the above, we urge you to immediately issue a comprehensive correction confirming that (i) the subject equity award(s) are not guaranteed and in fact are 100% subject to performance and time of service and (ii) 60% of the grant is subject to performance-based vesting criteria.  While this will not mitigate the damage that has already been done by ISS’s prior mischaracterizations, it is at a minimum the responsible thing to do.

Sincerely yours,

/s/ Marc Holliday

Marc Holliday

Chief Executive Officer